Exhibit 99.03

Press Release
www.shire.com

Director/PDMR Shareholding

April 1, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”) announces that it was notified on March 31, 2010 that on the same day the following Ordinary Shares (“Shares”) and American Depository Shares (“ADSs”) in the Company had been allocated under the Executive Annual Incentive Plan (the “Plan”) to the Executive Directors and Persons Discharging Managerial Responsibility (“PDMRs”) set out below. The Shares and ADSs were bought on the market on March 31, 2010 at prices of £14.54 per Share and US$66.0571 per ADS.  The allocations are in respect of performance in 2009.

Name of Director	Type of Security	Number of Shares/ADSs purchased
Angus Russell	ADSs	7,421
Graham Hetherington	Shares	12,569

Name of PDMR	Type of security	Number of Shares/ADSs purchased
Michael Cola	ADSs	3,375
Barbara Deptula	ADSs	2,463
Anita Graham	ADSs	2,085
Sylvie Gregoire	ADSs	3,506
Tatjana May	Shares	7,515

Under the terms of the Plan, the Shares and ADSs will not normally be released to participants for three years.  One ADS is equal to three Shares.

In addition, on March 31, 2010 the Company was notified of the release of Shares and ADSs in the Company on March 30, 2010 in connection with awards made in 2007 under the Plan to persons who were, at the time of the award, Executive Directors and PDMRs.

In accordance with the rules of the Plan, the following Shares/ADSs were released:

Name of Director	Type of Security	Number of Shares/ADSs released	Number of Shares/ADSs sold to satisfy tax liabilities
Matthew Emmens	ADSs	11,534	5,049
Angus Russell	Shares	18,140	7,574

Name of PDMR	Type of security	Number of Shares/ADSs released	Number of Shares/ADSs sold to satisfy tax liabilities
Michael Cola	ADSs	2,944	1,132
Barbara Deptula	ADSs	2,402	1,019
Anita Graham	ADSs	2,072	797
Tatjana May	Shares	8,952	3,737

All Directors and PDMRs sold sufficient Shares or ADSs, on March 30, 2010, at prices of £14.60 per Share and $66.0098 per ADS to satisfy tax liabilities as set out above.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 781 482 0999
Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.